AMENDMENT NUMBER eight

TO

Administration AGREEMENT

THIS AMENDMENT NUMBER EIGHT to the Administration Agreement (this “Amendment”) is entered into as of the 27 day of July, 2023 (“Amendment No.8 Effective Date”) by and between Community Capital Trust (formerly known as The Community Reinvestment Act Qualified Investment Fund, the “Trust”), a Delaware business trust and SEI Investments Global Funds Services (the “Administrator”), a Delaware statutory trust.

WHEREAS, the Trust and the Administrator entered into an Administrative Agreement dated as of the 22nd day of December, 2006, as amended, pursuant to which the Administrator agreed to provide certain administrative and accounting services to the Portfolios (the “Agreement”); and

WHEREAS, the Trust and the Administrator desire to further amend the Agreement as provided herein.

NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1)	Schedule I (List of Funds). Schedule I (List of Funds) of the Agreement is hereby deleted in its entirety and replaced with the Schedule I ( List of Funds) attached hereto.

2)	Ratification of Agreement. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement are hereby ratified and confirmed to be of full force and effect, and shall continue in full force and effect.

3)	Counterparts. This Amendment may be executed in one or more counterparts, all of which shall constitute one and the same instrument. Each such counterpart shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. This Amendment shall be deemed executed by both parties when any one or more counterparts hereof or thereof, individually or taken together, bears the original, scanned or facsimile signatures of each of the parties.

4)	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws or choice of laws rules or principles thereof. To the extent that the applicable laws of the Commonwealth of Pennsylvania, or any of the provisions of this Amendment, conflict with the applicable provisions of the 1940 Act, the Securities Act of 1933 or the Securities Exchange Act of 1934, the latter shall control.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized representatives as of the day and year above written.

COMMUNITY CAPITAL TRUST		SEI INVESTMENTS GLOBAL FUNDS SERVICES

By:	/s/ Alyssa Greenspan	By:	/s/ John Alshefski
Name:	Alyssa Greenspan	Name:	John Alshefski
Title:	President	Title:	Senior Vice President

Schedule I

List of Funds

•	CCM Community Impact Bond Fund

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